Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Aravive, Inc.

Houston, Texas

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 14, 2019, relating to the consolidated financial statements of Aravive, Inc. (formerly known as Versartis, Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Raleigh, North Carolina

March 15, 2019